Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Edward C. English, Vice President, Chief Financial Officer and Treasurer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4320 or ted.english@praecis.com

PRAECIS PHARMACEUTICALS INCORPORATED
Reports Second Quarter 2006 Financial Results

Waltham, MA — August 4, 2006 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS) today announced consolidated financial results for the three and six months ended June 30, 2006.

Second Quarter 2006 Results

The Company’s net loss for the three months ended June 30, 2006 was approximately $15,073,000, or $1.42 per diluted share, compared to a net loss of approximately $42,370,000, or $4.04 per diluted share, for the three months ended June 30, 2005.

The decreased net loss for the second quarter of 2006 was due primarily to approximately $32.2 million of restructuring and asset impairment expenses that were recorded in the second quarter of the prior year in connection with the Company’s strategic restructuring.  In June 2006, the Company announced that it would cease its active efforts to license or sell its Plenaxis® assets.  As a result, the Company has recorded various non-cash and other charges totaling approximately $7.5 million.  Approximately $5.5 million of these charges were recorded in cost of goods sold for the three months ended June 30, 2006, which consisted of a non-cash charge of approximately $1.7 million for the remaining value of capitalized Plenaxis® inventory, as well as a charge of approximately $3.8 million related to the present value of the Company’s remaining commitments under certain of its Plenaxis® manufacturing and supply agreements.  The remaining $2.0 million of charges consisted primarily of a non-cash impairment charge to write down the remaining value of capitalized Plenaxis® equipment to its residual value.  This amount was recorded in restructuring and asset impairment expenses for the three months ended June 30, 2006.  The reduction in sales and marketing expense as well as certain reductions in other expenses from the prior year related principally to the voluntary discontinuation of promotional activities for Plenaxis® in the United States and a significant headcount reduction.  Expenses incurred during the second quarter of 2006 related to the advancement of the Company’s DirectSelect™ drug discovery technology, clinical development of the Company’s investigational compound, PPI-2458, other research expenses, and general and administrative expenses.  Also included in expenses for the three months ended June 30, 2006 was approximately $970,000 of incremental non-cash compensation expense associated with the Company’s adoption of Financial Accounting Standards Board Statement No. 123R, Share-Based Payment (SFAS No. 123R).  Of this amount, approximately $720,000 of compensation expense associated with equity-based compensation plans was allocated to research and development expense, and approximately $250,000 of such compensation expense was allocated to general and administrative expense.

For the six months ended June 30, 2006, the net loss was approximately $22,125,000, or $2.10 per diluted share, compared to a net loss of approximately $54,715,000, or $5.22 per diluted share, for the six months ended June 30, 2005.  The reduced net loss for the six months ended June 30, 2006 was principally the result of the $32.2 million of restructuring and asset impairment expenses recorded during the second quarter of the prior year, as discussed above.  At June 30, 2006, the Company had cash and cash equivalents of $46,170,000, compared to cash, cash equivalents and marketable securities of approximately $62,580,000 at December 31, 2005.

Commenting on the activities for the quarter, Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer stated, “During the second quarter we continued moving our PPI-2458 program through clinical development, advancing our DirectSelect™ internal and external discovery programs, as well as advancing other research programs.  As we announced in June, we have embarked on a process of exploring strategic options which may be available to the Company with a goal of enhancing stockholder value.  These options include principally a financing transaction or a business combination with a public or private company.  As we indicated when we announced this process, we do not intend to disclose developments or anticipated timing regarding these efforts unless and until the Board of Directors has approved a specific transaction.

“PPI-2458 is currently progressing through a phase 1 clinical trial in non-Hodgkin’s lymphoma and solid tumors, and we are encouraged by the progress of this program,” stated Mr. McLaughlin.  “As previously announced, we intend to present interim data from this clinical trial during the fourth quarter.  As we continue to learn additional information from our phase 1 safety investigation of this compound, we are carefully evaluating the next steps for its clinical development in oncology, as well as for initiating clinical studies of this compound in rheumatoid arthritis.  We are also continuing to advance our DirectSelect™ technology and are conducting both internal and external discovery programs utilizing this novel technology.  We are pleased with our progress to date under our existing pilot study agreements.  We are also applying DirectSelect™ to internal targets we believe to be of interest to potential pharmaceutical partners and accordingly, continue to initiate and advance discussions with other potential partners regarding this technology and those targets.”

There will be a conference call to discuss this press release today beginning at 9:00 a.m. (EDT).  This call will be broadcast live over the Internet at www.praecis.com under “Investor Relations.”  A telephonic replay of this call will be available beginning at 12:00 Noon (EDT), until midnight Friday, August 11, 2006, by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 4327855.  This press release, including the financial results relating to PRAECIS’ second quarter ended June 30, 2006, is also available on PRAECIS’ web site under “News Center.”

The Company is planning to report third quarter 2006 results on November 3, 2006.  For information regarding live webcasts and investment community conference calls related to third quarter 2006 results, please refer to www.praecis.com approximately one week prior to the financial reporting release date.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery and development of novel compounds that have the potential to address unmet medical needs or improve existing therapies.  PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, as well as an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development.

This news release contains forward-looking statements, including statements regarding the Company’s plans to actively explore strategic options which may be available to the Company, its plans for the continued clinical development of, and the potential timing of disclosure of clinical trial results related to, PPI-2458, and seeking partnerships relating to, as well as the internal use in certain programs of, the Company’s DirectSelect™ technology.  These statements are based on the Company’s current beliefs and expectations as to future outcomes and are not guarantees of such outcomes or of future performance.  These statements are subject to numerous risks, uncertainties and assumptions that could cause actual events and results to differ from those expected or anticipated, including, but not limited to, the Company’s ability to successfully consummate, in a timely manner and on favorable terms, a financing or other strategic transaction, the Company’s ability to continue to manage operating expenses and to retain key employees, unexpected expenditures, the Company’s ability to continue development of and successfully partner its DirectSelect™ technology and PPI-2458, the Company’s ability to successfully perform under its DirectSelect™ pilot study agreements, unexpected results in ongoing and future clinical or preclinical trials, and the need for additional research and testing, including as a result of unanticipated determinations by regulatory authorities, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the various risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.  The Company undertakes no obligation to update any forward-looking statement made in this press release to reflect new information, events or circumstances after the date of this release.

Plenaxis® is a registered trademark of PRAECIS PHARMACEUTICALS INCORPORATED.

PRAECIS PHARMACEUTICALS INCORPORATED
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2006	2005	2006

Revenues:
Product sales	$350	$73	$1,154	$209
Licensing and other revenues	42	—	119	35
Total revenues	392	73	1,273	244

Costs and expenses:
Cost of goods sold	3,611	5,513	3,792	5,570
Research and development	6,276	6,130	13,559	12,547
Sales and marketing	2,128	—	5,785	—
General and administrative	1,989	2,028	3,967	3,873
Restructuring and asset impairment	28,680	2,075	28,680	1,578
Total costs and expenses	42,684	15,746	55,783	23,568

Operating loss	(42,292)	(15,673)	(54,510)	(23,324)

Interest (expense) income, net	(78)	600	(205)	1,199

Net loss	$(42,370)	$(15,073)	$(54,715)	$(22,125)

Basic and diluted net loss per common share	$(4.04)	$(1.42)	$(5.22)	$(2.10)

Weighted average number of basic and diluted common shares outstanding	10,485	10,586	10,485	10,546

PRAECIS PHARMACEUTICALS INCORPORATED
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2005	June 30, 2006

Cash and cash equivalents	$57,088	$46,170
Marketable securities	5,492	—
Accounts receivable and other current assets	1,080	1,173
Net fixed assets	3,559	1,775
Inventory and other long-term assets	2,325	793

Total assets	$69,544	$49,911

Current liabilities	$9,579	$9,200
Long-term liabilities	8,802	9,164
Total stockholders’ equity	51,163	31,547

Total liabilities and stockholders’ equity	$69,544	$49,911